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                                                                    EXHIBIT 12.1

                           ESSEX PROPERTY TRUST, INC.
  Schedule of computation of Ratio of Earnings to Fixed Charges and Preferred
                                Stock Dividends
                     (Dollars in thousands, except ratios)

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
                                                  Years ended December 31
                                                 ----------------------------
                                                   1999      1998      1997
                                                 --------  --------  --------
Earnings:
Income before minority interests and
 extraordinary item............................. $ 61,616  $ 40,600  $ 34,146
Interest expense................................   21,268    19,374    12,659
Amortization of deferred financing costs........      566       718       509
                                                 --------  --------  --------
Total earnings.................................. $ 83,450  $ 60,692  $ 47,314
                                                 ========  ========  ========
Fixed charges:
Interest expense................................ $ 21,268  $ 19,374  $ 12,659
Convertible preferred stock dividends...........    1,333     3,500     2,681
Perpetual preferred unit distributions..........   12,238     5,595       --
Amortization of deferred financing costs........      566       718       509
Capitalized interest............................    5,172     3,494     1,276
                                                 --------  --------  --------
Total fixed charges and preferred stock
 dividends...................................... $ 40,577  $ 32,681  $ 17,125
                                                 ========  ========  ========
Ratio of earnings to fixed charges (excluding
 preferred stock dividends).....................    3.09 X    2.57 X    3.28 X
                                                 ========  ========  ========
Ratio of earnings to combined fixed charges and
 preferred dividends............................    2.06 X    1.86 X    2.76 X
                                                 ========  ========  ========
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